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                               SERVICES AGREEMENT

THIS AGREEMENT, dated as of this 1st day of April, 1998 between WINTHROP OPPORTUNITY FUNDS (the "Fund"), each a Massachusetts business trust having its principal place of business at 277 Park Avenue, New York, New York 10172 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH

         WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities or other assets.

         WHEREAS, the Fund initially intends to offer Shares in those Portfolios identified in the attached Schedule A, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14;

         WHEREAS, the Fund on behalf of the Portfolios, desires to appoint Investor Services Group as its fund accounting agent, transfer agent, dividend disbursing agent, custody administrator and agent in connection with certain other activities and Investor Services Group desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and Investor Services Group agree as follows:

Article  1        Definitions.

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

                  (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to Investor Services Group from time to time.

                  (c) "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

                  (d) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

                  (e) "Commission" shall mean the Securities and Exchange Commission.

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                  (f) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

                  (g) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (h) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (i) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Investor Services Group from a person reasonably believed by Investor Services Group to be an Authorized Person;

                  (j) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets;

                  (k) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

                  (l) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

                  (m) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

                  (n) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Investor Services Group to be an Authorized Person and actually received by Investor Services Group. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article  2        Appointment of Investor Services Group.

         The Fund, on behalf of the Portfolios, hereby appoints and constitutes Investor Services Group as its sole and exclusive transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Fund and as custody administrator, fund accounting agent, shareholder servicing agent for the Fund and Investor Services Group hereby accepts such appointments and agrees to perform the duties hereinafter set forth.

Article  3        Duties of Investor Services Group.

         3.1      Investor Services Group shall be responsible for:

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                  (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between Investor Services Group and the Fund.

                  (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. Investor Services Group shall provide the Fund on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

                  (c) Investor Services Group shall be responsible for the following: performing the customary services of a fund accounting agent for the Fund, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and subject to the supervision and direction of the Board of Directors of the Fund.

                  (d) In addition to providing the foregoing services, the Fund hereby engages Investor Services Group as its agent for the limited purpose of (i) accepting invoices charged to the Fund for custody services performed by the Custodian on the Fund's behalf, (ii) remitting payment to the Custodian for such services, and (iii) as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein.

                  (e) Notwithstanding any of the foregoing provisions of this Agreement, Investor Services Group shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or
         (iv) the legality of any recapitalization or readjustment of the Shares.

         3.2 In addition, the Fund shall (i) identify to Investor Services Group in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of Investor Services Group for the Fund's blue sky State registration status is solely limited to the initial establishment of

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transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

         3.3 In performing its duties under this Agreement, Investor Services
Group: (a) will act in accordance with the Articles of Incorporation, By-Laws, Prospectuses and with the Oral Instructions and Written Instructions of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as necessary and appropriate. Furthermore, Investor Services Group shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios.

         3.4 In addition to the duties set forth herein, Investor Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and Investor Services Group.

Article  4   Recordkeeping and Other Information.

         4.1 Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, Investor Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

         4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, Investor Services Group will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. Investor Services Group reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article  5   Fund Instructions.

         5.1 Investor Services Group will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. Investor Services Group will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of Investor Services Group.

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         5.2 At any time, Investor Services Group may request Written
Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for Investor Services Group. Written Instructions requested by Investor Services Group will be provided by the Fund within a reasonable period of time.

         5.3 Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

Article  6   Compensation.

         6.1 The Fund on behalf of each of the Portfolios will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees and other charges set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

         6.2 In addition to those fees and other charges set forth in Section
6.1 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule D and incorporated herein. Schedule D may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Investor Services Group in the performance of its obligations hereunder.

         6.3 The Fund on behalf of each of the Portfolios hereby authorizes Investor Services Group to collect its fees, other charges and related out-of-pocket expenses by debiting the Fund's or Portfolio's custody account for invoices which are rendered for the services performed for the applicable function. Invoices for the services performed will be sent to the Fund after such debiting with an indication that payment has been made.

         6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C, a revised Fee Schedule executed and dated by the parties hereto.

         6.5 The Fund acknowledges that the fees and charges that Investor Services Group charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Section 11.2 and
Article 12. Modifying the allocation of risk from what is stated here would affect the fees that Investor Services Group charges, and in consideration of those fees, the Fund agrees to the stated allocation of risk.

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         6.6 Investor Services Group will from time to time employ or associate with itself such person or persons as Investor Services Group may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Investor Services Group and the Fund. The compensation of such person or persons shall be paid by Investor Services Group and no obligation shall be incurred on behalf of the Fund in such respect.

         6.7 Investor Services Group shall not be required to pay any of the following expenses incurred by the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with Investor Services Group; outside auditing expenses; outside legal expenses; Blue Sky registration or filing fees; or other expenses not specified in this Section 6.7 which may be properly payable by the Fund. Investor Services Group shall not be required to pay any Blue Sky registration or filing fees unless and until it has received the amount of such fees from the Fund.

Article  7   Documents.

         In connection with the appointment of Investor Services Group, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for Investor Services Group to prepare to perform its duties hereunder, deliver or caused to be delivered to Investor Services Group the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule E.

Article  8   Investor Services Group System.

         8.1 Investor Services Group shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Investor Services Group in connection with the services provided by Investor Services Group to the Fund herein (the "Investor Services Group System").

         8.2 Investor Services Group hereby grants to the Fund a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

         8.3 In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund is provided with direct access to the Investor Services Group System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the Investor Services Group System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming

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method of transmission of information to the Investor Services Group System is strictly prohibited without the prior written consent of Investor Services
Group.

Article  9   Representations and Warranties.

         9.1 Investor Services Group represents and warrants to the Fund that:

             (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

                  (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

                  (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         9.2 The Fund represents and warrants to Investor Services Group that:

                  (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement; and

                  (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement.

         9.3 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INVESTOR SERVICES GROUP DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. INVESTOR SERVICES GROUP DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

Article 10        Indemnification.

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         10.1 Investor Services Group shall not be responsible for and the Fund on behalf of each Portfolio shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable (a "Claim") arising out of or attributable to any of the following:

                  (a) any actions of Investor Services Group required to be taken pursuant to this Agreement unless such Claim resulted from a grossly negligent act or omission to act or bad faith by Investor Services Group in the performance of its duties hereunder;

                  (b) Investor Services Group's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by Investor Services Group from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to any prior transfer agent for the Fund, excluding FPS Services, Inc., in the performance of Investor Services Group's duties and obligations hereunder;

                  (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio;

                  (d) the offer or sales of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state; and

                  (e) the Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

         10.2 The Fund agrees and acknowledges that Investor Services Group has not prior to the date hereof assumed, and will not assume, any obligations or liabilities arising out of the conduct by the Company prior to the date hereof of those duties which Investor Services Group has agreed to perform pursuant to this Agreement. The Fund further agrees to indemnify Investor Services Group against any losses, claims, damages or liabilities to which Investor Services Group may become subject in connection with the conduct by the Fund or its agent of such duties prior to the date hereof.

         10.3 In any case in which the Fund may be asked to indemnify or hold Investor Services Group harmless, Investor Services Group will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Fund although the failure to do so shall not prevent recovery by Investor Services Group and shall keep the Fund advised with respect to all developments concerning such situation. The Fund shall have the option to defend Investor Services Group against any Claim which may be the subject of this indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and satisfactory to Investor Services Group, and thereupon the Fund shall take over complete defense of the Claim and Investor

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Services Group shall sustain no further legal or other expenses in respect of such Claim. Investor Services Group will not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

         10.4 Any claim for indemnification under this Agreement must be made prior to the earlier of:

              (a) one year after the Fund becomes aware of the event for which indemnification is claimed; or

              (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

         10.5 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be Investor Services Group's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this
Article 10 may apply.

Article  11       Standard of Care.

         11.1 Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by Investor Services Group's own gross negligence, bad faith or willful misconduct or that of its employees.

         11.2 Neither party may assert any cause of action against the other party under this Agreement that occurred more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

         11.3 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article  12   Consequential Damages.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL INVESTOR SERVICES GROUP, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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Article  13   Term and Termination.

         13.1 This Agreement shall be effective on the date first written above and shall continue for a period of two (2) years (the "Initial Term").

         13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety
(90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

         13.3 In the event a termination notice is given by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund.

         13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If Investor Services Group is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Investor Services Group with respect to services performed prior to such termination of rights of Investor Services Group to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         13.5 Should the Fund desire to move any of the services outlined in this Agreement to a successor service provider prior to the expiration of the Initial Term or any renewal Term, or without the required notice period, Investor Services Group shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that Investor Services Group will be able to facilitate a conversion of services on such prior date. Should services be converted to a successor service provider, or if the Fund is liquidated or its assets merged or purchased or the like with another entity, prior to the end of the required notice period, payment of fees to Investor Services Group shall be accelerated to a date prior to the conversion or termination of services and calculated at the asset levels on the date notice of termination was given to Investor Services Group.

Article  14   Additional Portfolios

         14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Schedule A, with respect to which the Fund desires to have Investor Services Group render services as transfer agent, fund accounting agent and custody administrator under the terms hereof, the Fund shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services, Exhibit 1 shall be amended to include such additional Portfolios.

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Article  15   Confidentiality.

         15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and Investor Services Group shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and Investor Services Group shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and Investor Services Group may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Fund and Investor Services Group may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Fund or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent.

         15.2 Proprietary Information means:

              (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

              (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Investor Services Group a competitive advantage over its competitors; and

              (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

         15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

         15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

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                  (a) Was in the public domain prior to the date of this
         Agreement or subsequently came into the public domain through no fault of such party; or

                  (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

                  (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

                  (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

                  (f) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

Article  16       Force Majeure.

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or
(v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17        Assignment and Subcontracting.

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Investor Services Group may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group.

Article 18        Arbitration.

         18.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

         18.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

         18.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 18.

Article  19       Notice.

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Fund:

                  Winthrop Opportunity Funds
                  277 Park Avenue
                  New York, New York 10172
                  Attention:  President

                  To Investor Services Group:

                  First Data Investor Services Group, Inc.
                  4400 Computer Drive
                  Westboro, Massachusetts  01581
                  Attention:  President

                  with a copy to Investor Services Group's General Counsel

Article 20        Governing Law/Venue.

         The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and Investor Services Group and the Fund hereby submit themselves to the exclusive jurisdiction of those courts.

Article 21        Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22        Captions.

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23        Publicity.

         Neither Investor Services Group nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24        Relationship of Parties/Non-Solicitation.

         24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

         24.2 During the term of this Agreement and for one (1) year afterward, the Fund shall not recruit, solicit, employ or engage, for the Fund or others, Investor Services Group's employees.

Article 25        Entire Agreement; Severability.

         25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

Article  26       Miscellaneous.

         The Fund and Investor Services Group agree that the obligations of the Fund under the Agreement shall not be binding upon any of the Board Members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund, as provided in the Articles of Incorporation. The execution and delivery of this Agreement have been authorized by the Board Members of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Board Members nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Fund individually or to impose any liability on any of them or any shareholder of the Fund personally, but shall bind only the assets and property of the Fund as provided in the Articles of Incorporation.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                                   WINTHROP OPPORTUNITY FUNDS

                                   By:
                                      ------------------------
                                   Title:
                                         ---------------------


                                   FIRST DATA INVESTOR SERVICES GROUP, INC.

                                   By:
                                      ------------------------
                                   Title:
                                         ---------------------

                                   SCHEDULE A

                              LISTING OF PORTFOLIOS

Below are listed the portfolios/series to which services under this Agreement are to be performed.

                           WINTHROP OPPORTUNITY FUNDS

                1.     Winthrop Municipal Money Fund
                2.     Winthrop U. S. Government Money Fund
                3.     Winthrop Developing Markets Fund, Class A, Class B
                4.     Winthrop International Equity Fund, Class A, Class B

                                   SCHEDULE B


                            TRANSFER AGENCY SERVICES

                                       for

                           WINTHROP OPPORTUNITY FUNDS


Services Related to Shareholders and Share Transactions

A.   Shareholder File

     1. Establish new accounts and enter demographic data into shareholder base. Includes in-house processing and National Securities Clearing Corporation (NSCC) - Fund/SERV and/or Networking transmissions.

     2. Provide sales reporting information equivalent to what is being provided as of April 1, 1998 using either ACS, the existing vendor, or Investor Services Group sales reports which have been modified to include, at a minimum, all of the information provided by the ACS reports as of April 1, 1998.

     3. 100% quality control of new account information including verification of initial investment.

     4. Maintain account and customer file records based on shareholder request and routine quality review.

     5. Maintain tax ID certification and Non Resident Agent (NRA) records for each account, including backup withholding.

     6.    Provide written confirmation of address changes.

     7. Produce shareholder statements for daily activity, dividends, on-request, interested party and periodic mailings.

     8. Establish and maintain dealer file by Fund Group, including dealer, branch, representative number and name.

     9. Automated processing of dividends and capital gains with daily, monthly, quarterly or annual distributions. Payment options include reinvestment, directed payment to another fund, cash via mail, Fed wire or ACH.

     10. Image all applications, account documents, data changes, correspondence, monetary transactions and other pertinent shareholder documents.

     11. Provide daily ACAMS sweep file to Pershing within their time frame requirements.

     12. Blue Sky download file to Client's Blue Sky vendor.

     13. Provide a monthly file to Pershing of their non-networked accounts.

     14. Provide monthly and dividend files to client for integration into client's in-house accounting system.

     15. Handle client's specialized 12b-1 processing needs as structured as of April 1, 1998.

     16. Provide a daily file to DST in FANMail format at a cost of $0.70 per Rep per month or less.

     17. Continue to provide the 401(k) recordkeeper interface product called Expeditor until such time as client may direct otherwise.

B.   Shareholder Services

     1. Provide quality service through a staff of highly trained NASD licensed customer service personnel, including phone, research and correspondence representatives.

     2. Answer shareholder calls: provide routine account information, transaction details including direct and wire purchases, redemptions, exchanges, systematic withdrawals, pre-authorized drafts, Fund/SERV and wire order trades, problem solving and process telephone transactions.

     3. Silent monitoring of telephone representative calls by the phone supervisor during live conversations to ensure exceptional customer service.

     4. Record and maintain tape recordings of all shareholder calls for a six month period.

     5. Phone Supervisor produces daily management reports of shareholder calls which include tracking volume, call length, average wait time and abandoned call rates to ensure quality service.

     6. Phone representatives are thoroughly trained through in-house training programs on the techniques of providing Exceptional Customer Service.

     7. Customer inquiries received by letter or telephone are researched by a correspondence team. These inquires include such items as account/customer file information, complete historical account information, stop payments on checks, transaction details and lost certificates.

     8. Provide written correspondence in response to shareholder inquiries. Whenever possible, unclear shareholder instructional letters are handled by a phone call to the shareholder from our phone representatives to avoid delay in processing of the request.

C.   Investment Processing

     1. Establish and maintain Rights of Accumulation and Letter of Intent files

     2.  Initial investment

     3.  Subsequent investments processed through lock box

     4.  Pre-authorized investments (PAD) through ACH system

     5.  Government allotments through ACH system

     6.  Wire order and NSCC - Fund/SERV trades

     7.  Prepare and process daily bank deposit of shareholder investments

D.   Redemption Processing

     1.  Process mail redemption requests

     2.  Process telephone redemption transactions

     3. Establish Systematic Withdrawal file and process automated transactions on monthly basis

     4.  Provide wire order and NSCC - Fund/SERV trade processing

     5. Distribute redemption proceeds to shareholder by check, wire or ACH processing

E.   Exchange & Transfer Processing

     1.  Process legal transfers

     2.  Process ACATS transfers

     3.  Issue and cancel certificates

     4. Replace certificates through surety bonds (separate charge to shareholder)

     5.  Process exchange transactions (letter and/or telephone requests)

F.   Retirement Plan Services

     1. Fund sponsored IRAs offered using Semper Trust Company as custodian. Services include:
         a.  Contribution processing
         b.  Distribution processing
         c.  Apply rollover transactions
         d.  Process Transfer of Assets
         e.  Letters of Acceptance to prior custodians
         f.  Notify IRA holders of 70 ? requirements
         g.  Calculate Required Minimum Distributions (RMD)
         h.  Maintain beneficiary information file
         i.  Solicit birth date information

     2. Fund sponsored SEP-IRA plans offered using Semper Trust Company as custodian. Services include those listed under IRAs and:
         a. Identification of employer contributions

G.   Commission Processing

     1. Settlement and payment of dealer commission fees weekly for Class A and Class B of the load funds.

     2. Settlement and payment of CDSC fees on the 1st of each month for back end load funds

H.   Settlement & Control

     1. Daily review of processed shareholder transactions to assure input was processed correctly. Accurate trade activity figures passed to the Fund's Accounting Agent.

     2. Preparation of daily cash movement sheets to be passed to the Fund's Accounting Agent and Custodian Bank for use in determining the Fund's daily cash availability.

     3. Prepare a daily share reconcilement which balances the shares on the Transfer Agent system to those on the books of the Fund.

     4. Resolve any outstanding share or cash issues that are not cleared by trade date + 2.

     5. Process shareholder adjustments to also include the proper notification of any booking entries needed, as well as any necessary cash movement.

     6. Settlement and review of the Fund's declared dividends and capital gains will include the following:

         a. Review of record date report for accuracy of shares
         b. Prepare dividend settlement report after dividend is posted
         c. Verify the posting date shares, the rate used and the NAV price of reinvest date to ensure dividend was posted properly
         d. Distribute copies to the Fund's Accounting Agent
         e. Prepare the checks prior to being mailed

         f. Send any dividends via wire, if requested
         g. Prepare cash movement sheets for the cash portion of the dividend payout on payable date

     7. Placement of stop payments on dividend and liquidation checks as well as the issuance of their replacements.

     8. Maintain inventory control for stock certificates and dividend check form.

     9. Aggregate tax filings for all Investor Services Group clients. Monthly deposits are made to the IRS for all taxes withheld from shareholder disbursements, distributions and foreign account distributions. Correspond with the IRS concerning any of the above issues.

     10. Timely settlement and cash movement for all NSCC - Fund/SERV activity.

I.   Year-End Processing

     1. Maintain shareholder records in accordance with IRS notices for under-reporting and invalid tax IDs. This includes initiating 31% backup withholding and notifying shareholders of their tax status and the corrective action which is needed.

     2. Conduct annual W-9 solicitation of all uncertified accounts. Update account tax status to reflect backup withholding or certified status depending upon responses.

     3. Conduct periodic W-8 solicitation of all non-resident alien shareholder accounts. Update account tax status with updated shareholder information and treaty rates for NRA tax.

     4. Review IRS Revenue Procedures for changes in transaction and distribution reporting and specifications for the production of forms to ensure compliance.

     5. Coordinate year-end activity with client. Activities include producing year-end statements, scheduling record dates for year-end dividends and capital gains, production of combined statements and printing of inserts to be mailed with tax forms.

     6. Distribute Dividend Letter to funds for them to sign off on all distributions paid year-to-date. Dates and rates must be authorized so that they can be used for reporting to the IRS.

     7. Coordinate the ordering of forms and envelopes from vendors in preparation of tax reporting. Compare forms with IRS requirements to ensure accuracy. Upon receipt of forms and envelopes, allocate space for storage.

     8. Prepare form flashes for the microfiche vendor. Test and oversee the production of fiche for year-end statements and tax forms.

     9. Match and settle tax reporting totals to fund records and on-line data from INVESTAR.

     10. Produce forms 1099R, 1099B, 1099Div, 5498, 1042S and year-end valuations. Quality assure forms before mailing to shareholders.

     11. Monitor IRS deadlines and special events such as crossover dividends and prior year IRA contributions.

     12. Prepare magnetic tapes and appropriate forms for the filing of all reportable activity to the IRS.

J.   Client Services

     1. An Account Manager is assigned to each relationship and is the liaison between the Fund and the Transfer Agency staff.
         Responsibilities include scheduling of events, system enhancement implementation, special promotion/event implementation and follow-up and constant fund interaction on daily operational issues.

         Specifically:

         a. Scheduling of dividends, proxies, report mailings and special mailings
         b. Coordinating with the Fund the shipment of materials for scheduled mailings
         c. Acting as liaison between the Fund and support services for preparation of proofs and eventual printing of statement forms, certificates, proxy cards, envelopes, etc.
         d. Handling all notification to the client regarding proxy tabulation through the meeting coordinate scheduling of materials, including voted cards, tabulation letters and shareholder list to be available for the meeting
         e. Ordering special reports, tapes and/or discs for special systems requests received
         f. Implementing new operational procedures, i.e., check writing feature, load discounts, minimum waivers, sweeps, telephone options, PAD promotions, etc.
         g. Coordinating with systems, services and operations, special events, i.e., mergers, new fund start ups, small account liquidations, combined statements, household mailings, additional mail files
         h. Preparing standard operating procedures and review prospectuses
            - coordinate implementation of suggested changes with the Fund
         i. Acting as liaison between the Fund and the Transfer Agency staff regarding all service and operational issues

     2.  Blue Sky Processing

         a. Maintain file with additions, deletions, changes and updates at the Fund's direction

K.   Special Reporting

     1.  Activity by Dealer report (weekly, monthly and quarterly)

     2.  Reinvested Dividends by State report

     3.  EQ Financial weekly commission tapes

L.    Cash Management Services.

           Funds received by Investor Services Group in the course of performing its services hereunder will be held in bank accounts and/or money market fund accounts. With respect to funds maintained in money market fund accounts, Investor Services Group shall retain any interest generated or earned. With respect to funds maintained in bank accounts, Investor Services Group shall retain any excess balance credits or excess benefits earned or generated by or associated with such bank accounts or made available by the institution at which such bank accounts are maintained after such balance credits or benefits are first applied towards banking service fees charged by such institution in connection with banking services provided on behalf of the Fund.

M.    Lost Shareholders.

           Investor Services Group shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the '34 Act (the "Lost Shareholder Rules"), including, but not limited to those set forth below. Investor Services Group may, in its sole discretion, use the services of a third party to perform the some or all such services.

           o documentation of electronic search policies and procedures;
           o execution of required searches;
           o creation and mailing of confirmation letters;
           o taking receipt of returned verification forms;
           o providing confirmed address corrections in batch via electronic media;
           o tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and
           o preparation and submission of data required under the Lost Shareholder Rules.

N.    Other Related Services (separate fees will apply)

      1. Systematic linkage of shareholder accounts with exact matches on SSN and address for the purpose of consolidated account history reporting. Periodic production of laser printed combined statements.

      2. Production of household mailing labels which enable the Fund to do special mailings to each address in the Fund Group rather than each account.

      3. Produce shareholder lists, labels and ad hoc reports to Fund management as requested.

                FUND ACCOUNTING AND PORTFOLIO VALUATION SERVICES

                                       for

                           WINTHROP OPPORTUNITY FUNDS


Investor Services Group will provide the following Fund Accounting standard services. Additional services may be completed upon request for an additional charge.

                            Daily Accounting Services

1)  Calculate Net Asset Value ("NAV") and Offering Price Per Share ("POP"):

    Fund Level
    o Update the daily market value of securities held by the Fund using Investor Services Group's standard agents for pricing U.S. equity, bond and foreign securities. The U.S. equity pricing services are Reuters, Inc., Muller Data Corporation, J.J. Kenny Co., Inc. and Interactive Data Corporation (IDC). Muller Data, Dow Jones Markets (formerly Telerate Systems, Inc.), J.J. Kenny Co., Inc., Municipal Market Data and IDC are also used for bond, money market prices/yields and foreign prices/exchange rates. Bloomberg is available and used for price research.
    o Enter limited number of manual prices supplied by the client and/or broker.
    o Review variance reporting on-line and in hard copy for price changes in individual securities using variance levels established by the client. Verify U.S. dollar security prices exceeding variance levels by notifying the client and pricing sources of noted variances.
    o Complete daily variance analysis on foreign exchange rates and local foreign prices. Notification of changes exceeding established levels for client verification. The client should establish tolerance levels for each country/currency so that local price changes and foreign exchange rate changes exceeding this tolerance are identified and NAV problems minimized).
    o Review for ex-dividend items indicated by pricing sources; trace to Fund's general ledger for agreement.

    Fund and Each Class
    o Allocate daily unrealized Fund appreciation/depreciation, unrealized currency gains/losses and unrealized gains/losses on futures and forwards to classes based upon value of outstanding class shares.
    o Prepare NAV proof sheets. Review components of change in NAV for reasonableness. Complete Fund and class control proofs.
    o Communicate pricing information (NAV/POP) to the client, the Funds transfer agent

      ("Transfer Agent") and electronically to NASDAQ.

2)  Provide Money Market (Daily Dividend) Fund Requirements:

    Fund Level
    o Provide money market original and amortized cost schedules in accordance with valuing the Fund based on amortized cost, inclusive of all debt issues income accruals.
    o Verify system calculated dollar weighted average maturity.

    Fund and Each Class
    o Calculate daily net investment income available for distribution.
    o Calculate daily rate and 1, 7, 30-day yields.
    o Supply Transfer Agent and client with distribution rates.
    o Communicate required information electronically to NASDAQ, if applicable

3) Determine and Report Cash Availability to client by approximately 9:30 a.m. Eastern Time:

    Fund Level
    o Receive daily cash and transaction statements from the agent responsible for the safekeeping of the Fund's assets (the "Custodian") by 8:30 a.m. Eastern time.
    o Receive previous day shareholder activity reports from the transfer Agent by 8:30 a.m. Eastern time. Class level shareholder activity will be accumulated into the Fund's available cash balances.
    o Fax hard copy Cash Availability calculations with all details to the client.
    o Supply the client with 3-day cash projection report.
    o Prepare daily bank cash reconciliations. Notify the Custodian and client of any reconciling items.
    o For Money Market Funds, the Fund's Transfer Agent will also supply the client with receipt of timely cash information.

4)  Reconcile and Record All Daily Expense Accruals:

    Fund Level
    o Accrue expenses based on budget supplied by the client either as percentage of net assets or specific dollar amounts.
    o If applicable, monitor expense limitations established by the client.
    o If applicable, accrue daily amortization of organizational expense.
    o If applicable, complete daily accrual of 12b-1 expenses.

    Fund and Each Class
    o Class specific accruals completed such as daily accrual of 12b-1 expenses.
    o Allocate Fund expenses to classes based upon value of outstanding class shares.

5)  Verify and Record All Daily Income Accruals for Debt Issues:

    Fund Level
    o Review and verify all system generated Interest and Amortization reports.
    o Establish unique security codes for bond issues to permit segregated trial balance income reporting.

    Fund and Each Class

    o Allocate Fund income to classes based upon value of outstanding class shares.

6) Monitor Securities Held for Cash Dividends, Corporate Actions and Capital Changes such as splits, mergers, spinoffs, etc. and process appropriately.

    Fund Level
    o Monitor electronically received information from Muller Data Corporation for all domestic securities.
    o Review current daily security trades for dividend activity.
    o Monitor collection and postings of corporate actions, dividends and interest.
    o Process international dividend and capital change information received from the Custodian and Advisor.
    o Provide mark-to-market analysis for currency exchange rate fluctuations on unsettled dividends and interest.

    Fund and Each Class
    o Allocate Fund dividend income and unrealized currency gains/losses on dividends/interest to classes based upon value of outstanding class shares.

7) Enter All Security Trades on Accounting System based on written instructions from the Fund's Advisor.

    Fund Level
    o Review system verification of trade and interest calculations.
    o Verify settlement through statements supplied by the Custodian.
    o Maintain security ledger transaction reporting.
    o Maintain tax lot holdings.
    o Determine realized gains or losses on security trades.
    o Provide broker commission reporting.
    o Provide foreign currency exchange rate realized and unrealized gains/losses detail.

    Fund and Each Class

    o Allocate all Fund level realized and unrealized capital and currency gains/losses to classes based upon value of class outstanding shares.

8)  Enter All Fund Share Transactions on Accounting System:

    Each Class
    o Process activity identified on reports supplied by the Transfer Agent.

    o Verify settlement through statements supplied by the Custodian.
    o Reconcile to Investor Services Group's Transfer Agent report balances.
    o Roll each classes' capital share values into Fund and determine allocation percentages based upon the value of each classes' outstanding shares to the Fund total.

 9) Prepare and Reconcile/Prove Accuracy of the Daily Trial Balance (listing all asset, liability, equity, income and expense accounts).

    Fund Level
    o Post manual entries to the general ledger.
    o Post Custodian activity.
    o Post security transactions.
    o Post and verify system generated activity, i.e. income and expense accruals.
    o Segregate foreign tax expense.
    o Prepare daily mark-to-market analysis for all unrealized foreign currency exchange rate gains/losses by asset/liability category.

    Fund and Each Class
    o Prepare Fund's general ledger net cash proof used in NAV calculation.
    o Post class specific shareholder activity and roll values into Fund.
    o Allocate all Fund level net cash accounts on the Fund trial balance to each specific class based upon value of class outstanding shares.
    o Maintain allocated Trial Balance accounts on class specific Allocation Reports.
    o Maintain class-specific expense accounts.
    o Prepare class-specific proof/control reports to ensure accuracy of allocations.

10) Review and Reconcile with Custodian Statements:

    Fund Level
    o Verify all posted interest, dividends, expenses and shareholder and security payments/receipts, etc. (Discrepancies will be reported to the Custodian).
    o Post all cash settlement activity to the trial balance.
    o Reconcile to ending cash balance accounts.
    o Clear subsidiary reports with settled amounts.
    o Track status of past due items and failed trades as reported by the Custodian.

11) Submission of Daily Accounting Reports to the Client:

    Non-Money Market Fund
    Fund Level
    o Portfolio Valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/depreciation and percentage of portfolio comprised of each security).
    o Cash availability.
    o 3-Day Cash Projection Report.

    Fund and Each Class
    o Fund Trial Balance and Class Allocation Report.

    o NAV Calculation Report.

    Money Market Fund
    Fund Level
    o Cash availability.
    o 3-Day Cash Projection Report.
    o Dollar weighted average maturity.

    Fund and Each Class
    o Fund Trial Balance and Class Allocation Report.
    o Daily, 7-day and 30-day yield calculations.
    o NAV Calculation Report with daily distribution rate.

                           Weekly Accounting Services

If applicable, submit Money Market Fund Mark-to-Market Report and Interest and Amortization schedule to the Client (based on client or vendor supplied money market yields or prices). If applicable, submit Guarantor Report based on client-supplied Guarantor information.

                           Monthly Accounting Services

1) Full Financial Statement Preparation (automated Statements of Assets and Liabilities, of Operations and of Changes in Net Assets) and submission to the client by 10th business day.

    o Class specific capital share activity and expenses will be isclosed also.

2)  Submission of Monthly Automated Reports to the Client:

    Fund Level
    o Security Purchase/Sales Journal.
    o Interest and Maturity Report.
    o Brokers Ledger (Commission Report).
    o Security Ledger Transaction Report with Realized Gains/Losses.
    o Security Ledger Tax Lot Holdings Report.
    o Additional reports available upon request.

3)  Reconcile Accounting Asset Listing to Custodian Asset Listing:

    Fund Level
    o Report any security balance discrepancies to the Custodian/client.

4) Provide Monthly Analysis and Reconciliation of Additional Trial Balance Accounts, such as:

    Fund Level
    o Security cost and realized gains/losses.
    o Interest/dividend receivable and income.

    o Payable/receivable for securities purchased and sold.
    o Unrealized and realized currency gains/losses.

    Fund and Each Class
    o Payable/receivable for fund shares; issued and redeemed.
    o Expense payments and accruals analysis.

5)  If Appropriate, Prepare and Submit to client (additional fees may apply):

    Fund Level
    o Income by state reporting.
    o Standard Industry Code Valuation Report.
    o Alternative Minimum Tax Income segregation schedule.
    o SEC yield reporting (non-money market funds with domestic and ADR securities only).

                  Annual (and Semi-Annual) Accounting Services

1) Annually assist and supply Fund's auditors with schedules supporting securities and shareholder transactions, income and expense accruals, etc. for each Fund and each Class during the year in accordance with standard audit assistance requirements.

2)  Provide N-SAR Reporting (Accounting Questions) on a Semi-Annual Basis:

    If applicable for Fund and Classes, answer the following items:
    2, 12B,  20, 21, 22, 23, 28,  30A,  31, 32, 35, 36, 37, 43, 53, 55, 62, 63,
    64B,  71, 72, 73, 74, 75 and 76

3) Provide Schedule of Investments (based on client-supplied categories) in Excel-formatted file. Provide data from the Accounting System, including automated financial statements in Excel-formatted file.

                   FUND ACCOUNTING SERVICES BASIC ASSUMPTIONS

                                       for

                           WINTHROP OPPORTUNITY FUNDS


The Fund Accounting Fees, are based on certain assumptions as follows. To the extent these assumptions and requirements should change, fee revisions may be necessary.

Basic Assumptions:

1. The Funds portfolio asset composition and trading activity will be comparable to those existing in the past twelve months.

2. Each Fund has a tax year-end which coincides with its fiscal year-end. No additional accounting requirements are necessary to identify or maintain book-tax differences. Investor Services Group does not provide security tax accounting which differs from its book accounting under this fee schedule.

3. Each Fund agrees to the use of Investor Services Group's standard current pricing services for domestic equity, debt, ADR and foreign securities.

         It is assumed that Investor Services Group will work closely with each Fund to ensure the accuracy of the Funds NAV and to obtain the most satisfactory pricing sources and specific methodologies. Each Fund will establish security variance procedures to minimize NAV miscalculations.

4. To the extent a Fund requires a limited number of daily security prices from specific brokers (as opposed to pricing information received electronically), these manual prices will be obtained by the Funds Advisor and faxed to Investor Services Group by 4:00 p.m. Eastern time for inclusion in the NAV calculations. The Advisor will supply Investor Services Group with the appropriate pricing contacts for these manual quotes.

5. Procedural discussions between Investor Services Group and a Fund are required to clarify the appropriate pricing and dividend rate sources if the Fund invests in open-end regulated investment companies (RIC?s). Depending on the methodologies selected by the Fund, additional fees may apply.

6. Investor Services Group will supply daily Portfolio Valuation Reports to each Funds Advisor identifying current security positions, original/amortized cost, security market values and changes in unrealized appreciation/depreciation. It will be the responsibility of the Advisor to review these reports and to promptly notify Investor Services Group of any possible problems, trade discrepancies, incorrect security prices or corporate action/capital change information that could result in a misstated NAV.

         Investor Services Group will submit weekly mark-to-market reports and interest amortization reports to the client (based on client or vendor supplied money market yields or prices) for the Money Market Funds. It is assumed that the stability of the Funds $1.00 NAV will be reviewed by the Advisor/Administrator.

7. The Funds do not currently expect to invest in Open-end Regulated Investment Company's (Rica's), REIT's, Swaps, Futures, Hedges, Derivatives or foreign (non-U.S. dollar denominated) securities and currency. To the extent these investment strategies should change, additional fees may apply after the appropriate procedural discussions have taken place between Investor Services Group and Fund management. (Two weeks advance notice is required should the Funds commence trading in these investments.)

8. Each Fund will supply Investor Services Group with income information such as accrual methods, interest payment frequency details, coupon payment dates, floating rate reset dates, and complete security descriptions with issue types and CUSIP/Sedol numbers for all debt issues. The Funds Advisor shall supply the yield to maturity, related cash flow schedules and principal repayment factors for any mortgage/asset-backed securities held in the Fund not available on Bloomberg.

         Any income accrual adjustments (to the extent necessary) based upon initial estimates will be completed by Investor Services Group when actual principal/income payments are collected by the Custodian and reported to Investor Services Group.

9. Investor Services Group will use the ICI/NAREIT Tracking System along with Bloomberg to obtain receipt of complete and accurate information on REITs. The Advisor will also supply/support Investor Services Group in timely receipt of dividend information and return of capital characterization for the REITs held in each Fund, if not available from the ICI or Bloomberg systems.

         To the extent applicable, Investor Services Group will maintain on a daily basis U.S. dollar-denominated qualified covered call options and index options reporting on the daily Trial Balance and value the respective options and underlying positions. This Agreement does not provide for tax classifications if they are required.

10. Each Fund is responsible for the establishment and monitoring of any segregated accounts pertaining to any line of credit for temporary administrative purposes, and/or leveraging/hedging the portfolio. Investor Services Group will reflect appropriate trial balance account entries for interest expense accrual charges on the daily trial balance adjusting as necessary at month-end.

11. If a Fund commences participation in security lending or short sales within its portfolio securities, additional fees may apply. Should a Fund require these additional services, procedural discussions must take place between Investor Services Group and the Funds

         Advisor to clarify responsibilities. (Two weeks advance notice to Investor Services Group is required should a Fund desire to participate in the above.)

12. Each Fund will supply Investor Services Group with portfolio specific expense accrual procedures and monitor the expense accrual balances for adequacy based on outstanding liabilities monthly.

13. The following specific deadlines will be met and complete information will be supplied by each Fund in order to minimize any settlement problems, NAV miscalculations or income accrual adjustments.

         Each Fund will direct its Advisor to provide Trade Authorization Forms to Investor Services Group with the appropriate officer?s signature on all security trades placed by the Fund no later than 12:30 p.m. Eastern time on settlement/value date for short term money market securities issues (assuming that trade date equals settlement date); and by 11:00 a.m. Eastern time on trade date plus one for non-money market securities. Receipt by Investor Services Group of trade information within these identified deadlines may be made via telex, fax or on-line system access. The Advisor will supply Investor Services Group with the trade details in accordance with the above stated deadlines.

         The Advisor will provide all information required by Investor Services Group, including CUSIP/Sedol numbers and/or ticker symbols for all trades on the Trade Authorization, telex or on-line support. Investor Services Group will supply the Advisor with recommended trade ticket documents to minimize receipt of incomplete information. Investor Services Group will not be responsible for NAV changes or distribution rate adjustments that result from incomplete trade information.

14. To the extent a Fund utilizes purchases in-kind (U.S. dollar denominated securities only) as a method for shareholder subscriptions, Investor Services Group will provide the Fund with procedures to properly handle and process such transactions. Should a Fund prefer procedures other than those provided by Investor Services Group, additional fees may apply. Discussions shall take place at least two weeks in advance between Investor Services Group and the Fund to clarify the appropriate in-kind operational procedures to be followed.

15. The Parties will establish mutually agreed upon amortization procedures and accretion requirements for debt issues held by the Fund prior to commencement of operations/conversion.

16. All foreign currency will be held within the Custodian and sub-custodian network. Time deposits and interest bearing currency accounts will all be reflected on the Funds' custodian asset listings. The Fund or Custodian will supply Investor Services Group with appropriate and timely information for any trades/changes in the currency accounts, as well as interest rates to ensure income accrual accuracy for the debt issues, time deposits, and currency accounts. Income accrual adjustments (expected to be immaterial) will be completed when the interest is actually collected and posted on the Custodian's statements.

17. The Accounting fees assume that Investor Services Group will provide Transfer Agency and Custody Administration services.

                         CUSTODY ADMINISTRATION SERVICES

                                       for

                           WINTHROP OPPORTUNITY FUNDS

                                     through

                                  CITIBANK, N.A.

Custody Administration services to be provided include:

o Assign a Custody Administrator to accept, control and process daily portfolio transactions through direct computer link with the Custodian for both U.S. and non-U.S trades.

o Generate various U.S. and non-U.S. reports daily, i.e., cash reports, pending/fail reports, Account Transaction Detail (by country) from the Custodian?s system and distribute to the Fund Accounting Agent and Client by 8:30 a.m. Eastern time.

o Communicate and coordinate portfolio trades from client to the Fund Accounting Agent for booking within proper time frames. Provide trade authorization to the Fund Accounting Agent on all security trades placed by the Funds no later than 12:30 p.m. Eastern time on settlement/value date for short-term money market securities (assuming that trade date equals settlement date) and by 11:00 a.m. Eastern time on trade date plus one (T+1) for non-money market securities.

o Systematically settle all depository eligible issues. Transactions requiring physical delivery will be settled through the Custodian's New York office.

o Communicate and process non-U.S. trades and FXs from AXA with the Custodian and communicate to the Fund Accounting Agent by 12:30 p.m. Eastern time on settlement/value date for short-term money market securities (assuming that trade date equals settlement date) and by 11:00 a.m. Eastern time on trade date plus one (T+1) for non money market securities. Provide FX price. Follow up with Fund Accounting Agent and Custodian on tax reclaims. Non-U.S. confirmations are received via fax from broker, matched and reviewed with client authorization.

o Assist the client in placing cash management trades through the Custodian, such as commercial paper, CD's and repurchase agreements.

o    Provide AXA with weekly Asset Reports from the Custodian?s system.

o Review client?s authorizations and match with DTC IDs for correctness and affirmation, and resolve differences with client. All trade revisions must be communicated to Fund Accounting Agent immediately.

o Provide the fund accounting agent and investment advisor with daily custodian statements reflecting all prior day cash activity on behalf of each portfolio by 8:30 a.m. Eastern time. Complete descriptions of any posting, inclusive of Sedol/CUSIP numbers, interest/dividend payment date, capital stock details, expense authorizations, beginning/ending cash balances, etc., will be provided by the Custodian's reports or system.

o Provide monthly activity statements combining both cash changes and security trades, and a full portfolio listing.

o Communicate to the client and the fund accounting agent on any corporate actions, capital changes and interest rate changes supported by appropriate supplemental reports received from the Custodian. Follow-up will be made with the Custodian to ensure all necessary actions and/or paperwork is completed.

o Work with fund accounting and the Custodian on monthly asset reconciliations to ensure any discrepancies are resolved in a timely manner.

o Coordinate and resolve unsettled dividends, interest, paydowns and capital changes. Assist in resolution of failed transactions and any settlement problems.

o Arrange for securities lending, lines of credit and/or letters of credit through the Custodian.

o Monitor and review cash daily. Identify any overdrafts and their reason by 9:30 a.m. Eastern time and document.

o    Provide automated mortgage-backed processing through the Custodian.

o Provide broker interface ensuring trade settlement with fail trade follow-up.

o Provide the client's auditors with trade documentation to help expedite the Funds audit.

                                   SCHEDULE C


                                  FEE SCHEDULE

                                       for

                            WINTHROP OPPORTUNITY FUNDS


TRANSFER AGENCY AND SHAREHOLDER SERVICES FEES

     I.    TRANSFER AGENT AND SHAREHOLDER SERVICES: (1/12th payable monthly)

           For Winthrop Opportunity Funds: U.S. Government Money Fund and Municipal Money Fund

           $17.00 per account per year
           $15.00 per account per year for accounts over 25,000
           $13.00 per account per year for accounts over 50,000
           $11.00 per account per year per portfolio for each sweep account

           $3.00 per account per year per portfolio for closed accounts.

           Annual minimum for the above named single class funds is $24,000 per fund

           For Winthrop Opportunity Funds: Developing Markets Fund and International Equity Fund.

           $18.00 per account per year

           $3.00 per account per year per portfolio for closed accounts.

           Annual minimum for the above named dual class funds is $45,000

     II.   IRA's, 403(b) PLANS, DEFINED CONTRIBUTION/BENEFIT PLANS:
           Annual Maintenance Fee - $15.00 per participant as identified by tax ID/social security number, regardless of the number of funds held.

     III.  FUND/SERV PROCESSING
           No additional Investor Services Group charge

     IV.   NETWORKING PROCESSING

           No Additional Investor Services Group charge

     V.    IMPRESSNet -- Web Transaction Engine
           Set up Fee:     $150 per hour                      WAIVED

           o Reviewing client network requirements and signing off on the requirements
           o Recommending method of linking to the Web Transaction Engine
           o Installing the network hardware and software
           o Implementing the network connectivity
           o Testing the network connectivity and performance

           Transaction Cost:

           o  Account Inquiry          $.10 per inquiry*
           o  Financial Transactions   $.50 per transaction

              * When the average number of inquiries reaches a cost of
                $2,000 per month both, parties in good faith agree to negotiate a volume discount.

           Annual Maintenance Fee:  $50,000 per annum

           o Releases of new versions of the Web Transaction Engine (does not include customization)
           o Maintain security infrastructure with auditing function
           o Monthly usage reports
           o Help Desk Support

           Hardware Maintenance Fee:        $50,000 per annum WAIVED

           o Does not include client hardware and software requirements. That is an out-of-pocket expense for the client
           o Installation of hardware is billed as time and materials
           o Does not include third party hardware and software maintenance agreements

           Customized Development:          $150 per hour

           Call Center Services for Registration (one-time):  $2.50 per call

FUND ACCOUNTING AND PORTFOLIO VALUATION FEES

I. ANNUAL FEE SCHEDULE on Total Relationship Basis, i.e. Focus and Opportunity Funds (1/12th payable monthly)

     $20,000 minimum per domestic fund and $25,000 minimum per global fund, plus

        .00016  On First     $1 Billion of combined funds' Average Net Assets

        .0001   Over         $1 Billion of combined funds' Average Net Assets

           Average Net Assets are based on combined classes total net assets.

           In addition, a base multi-class fee of $7,500 per year per each additional class is assessed on multiple class portfolios. This fee is not included in the minimums discussed above.

           These fees apply to the current Focus and Opportunity funds as identified on Schedule A of their respective contracts with the existing class levels. To the extent the structure or composition of these funds should change, the fees will be subject to revision.

II.        PRICING SERVICES QUOTATION FEE

           Specific costs will be identified based upon options selected by the client and will be billed monthly.

           Investor Services Group does not currently pass along charges for U.S. equity prices supplied by Muller Data. Should the Fund invest in security types other than domestic equities supplied by Muller, the following fees would apply.

                                                             Muller Data     Interactive      J.J. Kenny
           Security Types                                      Corp.*        Data Corp.*      Co., Inc.*
           Government Bonds                                  $   .50         $   .50          $  .25 (a)
           Mortgage-Backed (evaluated, seasoned, closing)        .50             .50             .25 (a)

           Corporate Bonds (short and long term)                 .50             .50             .25 (a)

           U.S. Municipal Bonds (short and long term)            .55             .80             .50 (b)

           CMO's/ARM's/ABS                                      1.00             .80            1.00 (a)

           Convertible Bonds                                     .50             .50            1.00 (a)

           High Yield Bonds                                      .50             .50            1.00 (a)

           Mortgage-Backed Factors (per Issue per Month)        1.00             n/a               n/a

           U.S. Equities                                         (d)             .15               n/a

           U.S. Options                                          n/a             .15               n/a

           Domestic Dividends & Capital Changes

           (per Issue per Month)                                 (d)            3.50               n/a

           Foreign Securities                                    .50             .50               n/a

           Foreign Securities Dividends & Capital Changes

           (per Issue per Month)                                2.00            4.00               n/a

           Set-up Fees                                           n/a           n/a (e)           .25 (c)

                                                             Muller Data     Interactive      J.J. Kenny
           Security Types                                      Corp.*        Data Corp.*      Co., Inc.*
           All Added Items                                       n/a             n/a             .25 (c)


           * Based on current Vendor costs, subject to change. Costs are quoted based on individual security CUSIP/identifiers and are per issue per day.
              (a) $35.00 per day minimum
              (b) $25.00 per day minimum
              (c) $ 1.00, if no CUSIP
              (d) At no additional cost to FPS clients
              (e) Interactive Data also charges monthly transmission
                  costs and disk storage charges.

           A) Futures and Currency Forward Contracts     $2.00 per Issue per Day

           B) Dow Jones Markets (formerly Telerate Systems, Inc.)* (if applicable)

                 *Based on current vendor costs, subject to change.

              Specific costs will be identified based upon options selected by the client and will be billed monthly.

           C) Reuters, Inc.*
                  *Based on current vendor costs, subject to change.

              Investor Services Group does not currently pass along charges for domestic security prices supplied by Reuters, Inc.

           D) Municipal Market Data* (if applicable)
                   *Based on current vendor costs, subject to change.

              Specific costs will be identified based upon options selected by the client and will be billed monthly.

     III.  SEC YIELD CALCULATION: (if applicable)
           Provide up to 12 reports per year to reflect the yield calculations for non-money market Funds required by the SEC, $1,000 per year per Fund. For multiple class Funds, $1,000 per year per class. Daily SEC yield reporting is available at $3,000 per year per Fund (US dollar denominated securities only).

CUSTODY ADMINISTRATION FEES

           70% of the following fees will apply to Custody Administration Fees

     I. DOMESTIC SECURITIES AND ADRs Per Portfolio: (1/12th payable monthly) U.S. Dollar Denominated Securities only

           For the Developing Markets Fund and International Equity Fund:
           .000168   On First         $75 Million of Average Net Assets
           .000120   On the Next      $75 Million of Average Net Assets
           .000100   Over             $150 Million of Average Net Assets

           Minimum monthly fee is $500 per portfolio.

           For the U.S. Government Money Fund and the Municipal Money Fund

           .00015    On First         $50 Million of Average Net Assets
           .000125   On the Next      $50 Million of Average Net Assets
           .0001     On the Next      $400 Million of Average Net Assets
           .00008    On the Next      $500 Million of Average Net Assets
           .00006    Over             $1 Billion of Average Net Assets

           Minimum monthly fee is $500 per portfolio.

     II.   CUSTODY DOMESTIC SECURITIES TRANSACTIONS CHARGE: (billed monthly)
                                                      Long Term
                                                        Funds        Money Funds

           Book Entry DTC, Federal Book Entry           $14.00          $12.00
           PTC, held elsewhere securities               $14.00          $15.00
           Physical/Options/RIC's                       $24.00          $24.00
           Mortgage Backed Securities --
             Principal paydown per pool                 $11.00          $ 7.00
           Wires                                           N/A          $ 5.00
           Check Request                                   N/A          $ 8.50

           A transaction includes buys, sells, maturities or free security movements.

     III.  WHEN ISSUED, SECURITIES LENDING, INDEX FUTURES, etc.:

           Should any investment vehicle require a separate segregated custody account, a fee of $250 per account per month will apply to the long term funds, $125 per account per month for the money funds.

     IV.   CUSTODY OF FOREIGN SECURITIES PER GLOBAL PORTFOLIO

                             Countries                 *Safekeeping Charges        Transaction Fee
                                                          (BASIS POINTS)                (USD)
                             ---------                 --------------------        ---------------
               Argentina                                        26                        65

                             Countries                 *Safekeeping Charges        Transaction Fee
                                                          (BASIS POINTS)                (USD)
                             ---------                 --------------------        ---------------

               Australia                                        4                         75

               Austria                                          20                        75

               Belgium (reg bds)                                5                         75

               Belgium (equities and Cpn bds)                   5                         75

               Brazil                                           29                        75

               Canada                                           3                         30

               Chile                                            29                        90

               China                                            29                       105

               Colombia                                         34                       105

               Czech Republic                                   44                       105

               Denmark                                          6                         85

               Euromarket (Cedel/Euroclear)                     3                         30

               Finland                                          12                        65

               France                                           4                         70

               Germany                                          4                         60

               Greece                                           39                       125

               Hong Kong                                        6                         95

               Hungary                                          54                       125

               India                                            49                      135**

               Indonesia                                        24                        90

               Ireland                                          4                         45

               Israel                                           14                        45

               Italy                                            6                         60

               Japan (bonds)                                    5                         55

               Japan (equities)                                 5                         55

               Luxembourg                                       3                         30

               Malaysia                                         10                        85

               Mexico                                           10                        65

               Morocco                                          38                       130

                             Countries                 *Safekeeping Charges        Transaction Fee
                                                          (BASIS POINTS)                (USD)
                             ---------                 --------------------        ---------------
               Netherlands                                      4                         50

               New Zealand                                      6                         50

               Norway                                           6                         95

               Pakistan                                         39                       125

               Peru                                             49                       125

               Philippines                                      16                       105

               Poland                                           64                       125

               Portugal                                         20                       130

               Russia (equities)                                63                       155

               Singapore                                        8                        105

               South Africa                                     8                         50

               South Korea                                      16                        60

               Spain                                            9                         95

               Sri Lanka                                        29                        75

               Sweden                                           5                         85

               Switzerland                                      8                         65

               Taiwan                                           21                        85

               Thailand                                         10                        65

               Turkey                                           29                       105

               United Kingdom                                   3                         40

               Venezuela                                        39                       100

           CHART NOTES:

           *    Fee expressed in basis points per annum is calculated based upon month-end market value.
           **   Transaction charge is per 10,000 shares or part thereof.

           Funds Transfer -- $25.00 per transaction (for cash transfers not related to security settlements).

           A transaction includes buys, sells, maturities or Free Security movements.

           GLOBAL NETWORK USAGE FEE -- Minimum monthly fee is $500 per portfolio.

     V.    CUSTODY MISCELLANEOUS FEES

           Administrative fees incurred in certain local markets will be passed onto the customer with a detailed description of the fees. Fees include income collection, corporate action handling, overdraft charges, funds transfer, special local taxes, stamp duties, registration fees, messenger and courier services and other out-of-pocket expenses.

Lost Shareholder Search/Reporting                    $2.75 per account search*
           *The per account search fee shall be waived until June 2000 so long as the Fund retains Keane Tracers, Inc. ("KTI") to provide the Fund with KTI's In-Depth Research Program" services.

MISCELLANEOUS CHARGES

The Fund shall be charged for the following products and services as applicable:
            o Ad hoc reports
            o Ad hoc SQL time
            o COLD Storage
            o Document Retrieval
            o SAS 70
            o Banking Services, including incoming and outgoing wire charges
            o Microfiche/microfilm production
            o Magnetic media tapes and freight
            o Manual Pricing
            o Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

PROGRAMMING COSTS

         The following programming rates are subject to an annual 5% increase after the one year anniversary of the effective date of this Agreement.

         (a)   Dedicated Team:
                  Programmer:               $100,000 per annum
                  BSA:                      $ 85,000 per annum
                  Tester:                   $ 65,000 per annum

         (b)  System Enhancements (Non Dedicated Team):  $150.00 per/hr per
                                                         programmer

ADDITIONAL SERVICES

To the extent the Funds commence using investment techniques such as Security Lending, Swaps, Leveraging, Short Sales, Derivatives, Precious Metals, or foreign currency futures and options, additional fees will apply.
Activities of a non-recurring nature such as shareholder in-kinds, fund consolidations, mergers or reorganizations will be subject to negotiation. Any additional/enhanced services, programming requests, or reports will be quoted upon request.

                                   SCHEDULE D

                             Out-of-pocket Expenses

The Fund shall reimburse Investor Services Group monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

    o Postage - direct pass through to the Fund
    o Telephone and telecommunication costs, including all lease, maintenance and line costs
    o Proxy solicitations, mailings and tabulations
    o Shipping, Certified and Overnight mail and insurance
    o Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
    o Duplicating services
    o Due diligence mailings
    o Daily & Distribution advice mailings
    o Year-end form production and mailings
    o Forms and supplies for the preparation of Board meetings and other materials for the Fund
    o Courier services
    o Federal Reserve charges for check clearance
    o Overtime, as approved by the Fund
    o Temporary staff, as approved by the Fund
    o Travel and entertainment, as approved by the Fund
    o Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
    o Third party audit reviews
    o Insurance
    o Pricing services (or services used to determine Fund NAV)
    o Vendor set-up charges for Blue Sky and other services
    o Vendor pricing comparison
    o Such other expenses as are agreed to by Investor Services Group and the Fund

    The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with Investor Services Group. In addition, the Fund will promptly reimburse Investor Services Group for any other unscheduled expenses incurred by Investor Services Group whenever the Fund and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.

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                                   SCHEDULE E

                                 FUND DOCUMENTS

1. Certified copy of the Declaration of Trust of the Fund, as amended

2. Certified copy of the By-laws of the Fund, as amended

3. Copy of the resolution of the Board of Trustees authorizing the execution and delivery of this agreement

4. Specimens of the certificates for Shares of the Fund, if applicable, in the form approved by the Board of Trustees of the Fund, with a certificate of the Secretary of the Fund as to such approval

5. All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund

6. All notices issued by the Fund with respect to the Shares including the giving of notice of any special or annual meetings of shareholders

7. Listing of all jurisdictions in which each portfolio is lawfully available for sale and all information relative to the monitoring of sales and registrations of Fund shares in such jurisdictions

8. Each Fund's most recent post-effective amendment to its Registration
   Statement

9. Each Fund's most recent Prospectus and Statement of Additional Information and all amendments and supplements thereto

                                       47